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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 3)*

                                PIXELWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   72581M107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/03
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                         (Continued on following pages)

                               Page 1 of 13 Pages

CUSIP No. 72581M107                                           Page 2 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL VII, A CALIFORNIA LIMITED PARTNERSHIP ("SC VII")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3240153
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,108,339
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,108,339
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,108,339
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72581M107                                           Page 3 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA TECHNOLOGY PARTNERS VII,
      A CALIFORNIA LIMITED PARTNERSHIP ("STP VII")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0428059
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            49,272
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        49,272
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      49,272
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72581M107                                           Page 4 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA INTERNATIONAL PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP ("SIP")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3260980
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            16,709
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        16,709
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      16,709
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72581M107                                           Page 5 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SC VII MANAGEMENT-A, LLC ("SC VII-A")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3240154
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               1,174,320  shares of which 1,108,339 shares are directly
BENEFICIALLY            held by SC VII,  49,272  shares are directly held by STP
  OWNED BY              VII and 16,709 shares are directly held by SIP. SC VII-A
    EACH                is the General Partner of SC VII, STP VII and SIP.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        1,174,320  shares of which 1,108,339 shares are directly
                        held by SC VII,  49,272  shares are directly held by STP
                        VII and 16,709 shares are directly held by SIP. SC VII-A
                        is the General Partner of SC VII, STP VII and SIP.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,174,320
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72581M107                                           Page 6 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MICHAEL MORITZ
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        269,664
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               1,174,320  shares of which 1,108,339 shares are directly
BENEFICIALLY            held by SC VII,  49,272  shares are directly held by STP
  OWNED BY              VII and 16,709  shares  are  directly  held by SIP.  Mr.
    EACH                Moritz is a  Managing  Member of SC  VII-A.  Mr.  Moritz
  REPORTING             disclaims beneficial ownership of all such shares except
   PERSON               to the  extent  of  his  individual  pecuniary  interest
    WITH                therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        269,664
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        1,174,320 shares of which 1,108,339 shares are directly held by SC VII, 49,272 shares are directly held by STP VII and 16,709 shares are directly held by SIP. Mr. Moritz is a Managing Member of SC VII-A. Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,443,984
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72581M107                                           Page 7 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      DOUGLAS LEONE
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        172,453
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               1,174,320  shares of which 1,108,339 shares are directly
BENEFICIALLY            held by SC VII,  49,272  shares are directly held by STP
  OWNED BY              VII and 16,709  shares  are  directly  held by SIP.  Mr.
    EACH                Leone  is a  Managing  Member  of SC  VII-A.  Mr.  Leone
  REPORTING             disclaims beneficial ownership of all such shares except
   PERSON               to the  extent  of  his  individual  pecuniary  interest
    WITH                therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        172,453
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        1,174,320 shares of which 1,108,339 shares are directly held by SC VII, 49,272 shares are directly held by STP VII and 16,709 shares are directly held by SIP. Mr. Leone is a Managing Member of SC VII-A. Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,346,773
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72581M107                                           Page 8 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MARK STEVENS
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        236,244  shares of which 39,739 shares are issuable upon
                        the  exercise of options  exercisable  within 60 days of
                        December 31, 2003.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               1,174,320  shares of which 1,108,339 shares are directly
BENEFICIALLY            held by SC VII,  49,272  shares are directly held by STP
  OWNED BY              VII and 16,709  shares  are  directly  held by SIP.  Mr.
    EACH                Stevens is a Managing  Member of SC VII-A.  Mr.  Stevens
  REPORTING             disclaims beneficial ownership of all such shares except
   PERSON               to the  extent  of  his  individual  pecuniary  interest
    WITH                therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        236,244  shares of which 39,739 shares are issuable upon
                        the  exercise of options  exercisable  within 60 days of
                        December 31, 2003.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        1,174,320  shares of which 1,108,339 shares are directly
                        held by SC VII,  49,272  shares are directly held by STP
                        VII and 16,709  shares  are  directly  held by SIP.  Mr.
                        Stevens is a Managing  Member of SC VII-A.  Mr.  Stevens
                        disclaims beneficial ownership of all such shares except
                        to the  extent  of  his  individual  pecuniary  interest
                        therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,410,564
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72581M107                                           Page 9 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      THOMAS F. STEPHENSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        145,013
                        --------------------------------------------------------
  NUMBER OF       6     1,174,320  shares of which 1,108,339 shares are directly
   SHARES               held by SC VII,  49,272  shares are directly held by STP
BENEFICIALLY            VII and 16,709  shares  are  directly  held by SIP.  Mr.
  OWNED BY              Stephenson  is  a  Managing  Member  of  SC  VII-A.  Mr.
    EACH                Stephenson  disclaims  beneficial  ownership of all such
  REPORTING             shares except to the extent of his individual  pecuniary
   PERSON               interest therein.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        145,013
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        1,174,320 shares of which 1,108,339 shares are directly held by SC VII, 49,272 shares are directly held by STP VII and 16,709 shares are directly held by SIP. Mr.
                        Stephenson is a Managing Member of SC VII-A. Mr. Stephenson disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,319,333
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72581M107                                          Page 10 of 13 Pages
--------------------------------------------------------------------------------

ITEM 1.
         (a)   Name of Issuer: Pixelworks, Inc.

         (b)   Address of Issuer's Principal Executive Offices:

                     8100 SW Nyberg Road
                     Tualatin, Oregon  97062


ITEM 2.

         (a)   Name of Persons Filing:

                     Sequoia Capital VII, a California Limited Partnership Sequoia Technology Partners VII, a California Limited
                         Partnership
                     Sequoia International Partners, a California Limited
                         Partnership
                     SC VII Management-A, LLC
                     Michael Moritz ("MM")
                     Douglas Leone  ("DL")
                     Mark Stevens  ("MS")
                     Thomas F. Stephenson  ("TFS")


                     SCVII-A is the General Partner of SC VII, STP VII and SIP. MM, DL, MS, and TFS are Managing Members of SC VII-A.

         (b)   Address of Principal Business Office or, if none, Residence:

                     3000 Sand Hill Road, 4-180
                     Menlo Park, CA  94025

         (c)   Citizenship:      MM, DL, MS, TFS: USA
                                 SC VII-A, SC VII, STP VII, SIP: California

         (d)   Title of Class of Securities: Common

         (e)   CUSIP Number: 72581M107


ITEM 3.  If this  statement is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
         (c), check whether the person filing is a:


                                 NOT APPLICABLE

ITEM 4.  Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP No. 72581M107                                          Page 11 of 13 Pages
--------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ X ]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


                                 NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10. CERTIFICATION


                                 NOT APPLICABLE

CUSIP No. 72581M107                                          Page 12 of 13 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 4, 2004


Sequoia Capital VII, a California Limited Partnership

Sequoia Technology Partners VII, a California Limited Partnership

Sequoia International Partners, a California Limited Partnership

By:  SC VII Management-A, LLC,
     their General Partner

By:  /s/ Michael Moritz
     ------------------------------------------------
      Michael Moritz, Managing Member


/s/ Douglas Leone
-----------------------------------------------------
Douglas Leone

/s/ Michael Moritz
-----------------------------------------------------
Michael Moritz

/s/ Thomas F. Stephenson
-----------------------------------------------------
Thomas F. Stephenson

/s/ Mark Stevens
-----------------------------------------------------
Mark Stevens

CUSIP No. 72581M107                                          Page 13 of 13 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that the Schedule 13G relating to shares of Pixelworks, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.


Dated:  February 4, 2004


Sequoia Capital VII, a California Limited Partnership

Sequoia Technology Partners VII, a California Limited Partnership

Sequoia International Partners, a California Limited Partnership

By:  SC VII Management-A, LLC,
     their General Partner

By:  /s/ Michael Moritz
     ------------------------------------------------
      Michael Moritz, Managing Member


/s/ Douglas Leone
-----------------------------------------------------
Douglas Leone

/s/ Michael Moritz
-----------------------------------------------------
Michael Moritz

/s/ Thomas F. Stephenson
-----------------------------------------------------
Thomas F. Stephenson

/s/ Mark Stevens
-----------------------------------------------------
Mark Stevens